Item 77C

American Independence Core Plus Fund
Vote Tabulation Summary
Record Date - July 23, 2013
Meeting Date - August 28, 2013

A Special meeting of shareholders of the Core
 Plus Fund was held on August 28, 2013 to approve the following proposal:

Proposal 1 - Approval of New Investment SubAdvisory
 Agreement between American
Independence Financial Services, LLC and Boyd
Watterson Asset Management, LLC on behalf of the Core Plus Fund.

Record Date
Shares
Shares Voted
            6,516,856
6,326,245


In Favor
Against
Abstain

6,326,245
0
0